Exhibit 2.2
OPTION AGREEMENT (the “Agreement”) dated as of January 14, 2008, granted by Mr. Enrique Homero Herrera-Martínez (“Mr. Herrera”), a Mexican national, and Mrs. Maria de Lourdes Suárez-Peña (“Mrs. Suárez”), also a Mexican national, both acting on their own behalf, as grantors (Mr. Herrera and Mrs. Suárez each, a “Grantor” and, collectively, the “Grantors”), in favor of The O’Gara Group, Inc. (“TOG”), as buyer, herein represented by its Chief Executive Officer, Mr. Wilfred Theel O’Gara, pursuant to the following representations and sections:
REPRESENTATIONS
I. Grantors hereby represent that as of the date of this Agreement:
     A. Collectively they have full title, free of any liens and encumbrances, to 12,000 shares of stock of Transportadora de Protección y Seguridad, S.A. de C.V. (the “Company”), representing 100% of the outstanding capital stock of the Company and wish to grant an option to TOG and to TOG’s designee (which designee shall acquire 1 share), to acquire such shares under the terms and conditions hereinafter set forth.
     B. The Company was organized under public instrument No. 13,607, dated December 20, 1994, certified by Mr. Jorge Galván-Mendez, notary public No. 9, for the City of Monterrey, State of Nuevo León, and recorded in the Public Commercial Registry of Monterrey, México, under number 2557, folio 259, volume 425, 3rd book, as per entry dated February 2, 1995.
     C. At Closing (as hereinafter defined), the Company’s bylaws will allow non-Mexican investors to hold direct title to shares of its common stock. Attached as Exhibit I-C is a notarially certified copy of the Company’s restated bylaws, as currently in effect.
     D. The capital stock of the Company is the amount of $12,000,000 Mexican pesos, represented by 12,000 shares of common stock, each with a par value of pesos $1,000. The fixed portion of the capital stock is the amount of $100,000 Mexican pesos, represented by 100 shares, and the variable portion of the capital stock is the amount of $11,900,000 Mexican pesos, represented by 11,900 shares. All such shares have been paid in full, are non-assessable, and are held as follows:

	SHARES
SHAREHOLDERS	Fixed Capital		Variable Capital
Mr. Herrera	70		11,900
Mrs. Suárez	30		—
Total	100		11,900
Total		12,000
     E. The directors and the statutory auditor (comisario) of the Company are as follows, and no other officers have been appointed:
SOLE DIRECTOR (ADMINISTRADOR UNICO)
Mr. Herrera

STATUTORY AUDITOR (COMISARIO)
Auditor: Luis Gómez-Soberanes
     F. The Company is engaged in the vehicle armoring business and has facilities located at Francisco I. Madero 234 pte., Fracc. Industrial El Lechugal, in Santa Catarina, Nuevo León, 66376, México; Lerdo de Tejada #749, Fracc. Industrial El Lechugal, Santa Catarina, N.L. C.P. 66376, Mexico; and Plasticos No. 18, Fracc. Industrial Alce Blanco, Naucalpan de Juarez, Estaso de Mexico (collectively, the “Plant”).
     G. All the corporate books and records of the Company, including the minute books of shareholders meetings, the share registry book and the capital variations books are kept complete, accurate, and current. The latest shareholders’ meeting held by the Company is dated January 15, 2007. The Company has never had a board of directors and thus there is no minute book of board meetings. The minutes of all Company’s shareholders and directors meetings and unanimous corporate resolutions have been duly transcribed in the minute books, and no meetings held or unanimous corporate resolutions adopted are not on record in such minute books.
     H. The audited balance sheet of the Company as of December 31, 2006 and the audited statements of income, changes in stockholders’ equity and cash flow for the 2006 fiscal year then ended, including in each case the related notes, certified by Galaz Yamazaki Ruiz Urquiza, S. de R.L. de C.V. (Deloitte & Touche), independent public accountants, and the unaudited balance sheet as of October 31, 2007 and the unaudited statements of income of the Company for the period then ended, certified by the Company’s managing director are attached hereto as Exhibit I-H (collectively the “TPS Financial Statements”), fairly present the financial condition and results of operations of the Company as of the respective dates and have been prepared in accordance with Mexican Financial Reporting Standards (“Mexican GAAP”) and the Company’s historical accounting practices consistently applied throughout the periods involved. To the best of Grantors’ knowledge, the accounting books of the Company fairly reflect, in accordance with Mexican GAAP and its historical accounting practices, all transactions and all income and expenses, assets and liabilities and accruals relating to the Company.
     I. To the best of Grantors’ knowledge, all inventory (whether or not allocated to contracts in process), including without limitation raw materials, work in process, and finished products, items purchased for distribution or resale and items which have been ordered or purchased by the Company, including inventory shown on the TPS Financial Statements (the “Inventory”), has been acquired or manufactured in the ordinary course of business and is valued in the Company’s accounting books and the TPS Financial Statements at fair market value in accordance with Mexican GAAP. The TPS Financial Statements contain all Inventory reserves that are appropriate in accordance with Mexican GAAP and the Company’s historical inventory valuation policies attached as Exhibit I-I-1. All Inventory that is not of good condition or does not meet current specifications or otherwise is not salable or usable for its intended purposes in the ordinary course of business or has been returned by customers or re-exported out of the country has been written off and is not reflected in the TPS Financial Statements. Except as set forth in Exhibit I-I-2, the Inventory is in good condition.

     J. The Company is duly registered in the General Importers List (Padrón General de Importadores) and the Specific Sector Importers List (Padrón de Importadores de Sectores Especificos) applicable to its business and has obtained all import and export permits, authorizations, registrations and programs (“Customs Permits”) required for machinery, equipment, raw materials and automobiles to be temporarily or permanently imported into Mexico or finished products to be exported out of Mexico and all such machinery, equipment, raw materials and automobiles were made and were acquired in Mexico or were lawfully imported into Mexico and are lawfully present in Mexico. The Company has an IMMEX program (formerly its maquila program) validly approved and issued by the Mexican government, but at the date hereof has not been used to import any machinery and equipment or raw materials currently in the possession of the Company. To the best of Grantors’ knowledge, all such Customs Permits and IMMEX program are in full force and effect and (a) all terms and conditions thereof have been fully complied with; (b) the Company has not violated any of their terms; (c) there are no pending or threatened actions by the government in connection therewith; and (d) all imports and exports made in connection therewith were made in full compliance thereof and of all other applicable customs laws and regulations.
     K. Except as set forth in Exhibit I-K-1 to the best of Grantors’ knowledge, all accounts, notes and other receivables and amounts owing to the Company, whether reflected in the TPS Financial Statements or otherwise, represent arm’s length transactions in the ordinary course of business, are free of liens and to the extent not previously collected, are fully collectible and not subject to counterclaims or setoffs, less the allowances set forth in said Exhibit I-K-2 (which have been established in accordance with the Company’s historical policies consistently applied). Since the dates of such TPS Financial Statements, there has not been any substantial adverse change in the aggregate amount of such receivables and amounts owing to the Company or in the aging thereof.
     L. To Grantors’ knowledge, the Company had no debts, liabilities or obligations of any nature, whether accrued, contingent or other that may have a Material Adverse Effect (as hereinafter defined) on the Company, including, but not limited to, liabilities or obligations on account of taxes, customs duties, social security contributions or other governmental charges or penalties, interest or fines thereon, except to the extent set forth on or reflected in the TPS Financial Statements and, to the Grantors’ knowledge, there is no basis for the assertion against the Company of any debt, liability or obligation of any nature or in any amount not fully reserved against or reflected in the TPS Financial Statements or incurred in the ordinary course of business between the date hereof and the Closing Date (as hereinafter defined). For purposes of this Agreement “Material Adverse Effect” shall be understood as any loss or liability of the Company that exceeds, in the aggregate, an amount equivalent to US$100,000. To the best of Grantors’ knowledge, the Company has no outstanding commitments of a capital nature, except in the ordinary course of business and consistent with past practices. To the best of Grantors’ knowledge, the Company has no liabilities of the type required to be reflected in a balance sheet prepared in accordance with Mexican GAAP and the Company’s historical policies, except for (a) liabilities reflected or reserved against in the TPS Financial Statements or disclosed in the notes thereto, (b) liabilities that have arisen in the ordinary course after December 31, 2006, and (c) liabilities described in Exhibit I-L.

     M. Since December 31, 2006, to the best of Grantors’ knowledge, there has not been any of the events described below that may have a Material Adverse Effect on the assets, liabilities, financial condition, or results of operations of the Company:
(a)	Any change in the financial condition, assets, liabilities, or results of operations of the Company, or any change not in the ordinary course of business.

(b)	Any substantial change in the business prospects of the Company, either with suppliers or with customers, from the volumes transacted during the last full calendar year.

(c)	Any damage, destruction or loss adversely affecting the properties, assets, business or prospects of the Company.

(d)	Any substantial change in the terms or conditions of employment of any worker or employee including, without limitation, any increase in the compensation payable or to become payable by the Company to any of its present or former officers, employees or workers or any bonus payment or arrangement with respect to any of the foregoing.

(e)	Any strike, labor dispute or threatened union movement involving such employees.

(f)	Any audit or outstanding assessments by any taxing, customs or other authority pending or threatened, or any claims, actions, demands, orders or proceedings against the Company or any of its officers, employees or shareholders pursuant to any tax, customs, labor or social security laws or regulations.

(g)	Any claims not covered by insurance.

(h)	Any declaration, setting aside or payment of any dividend, or any other distribution on or in respect of the capital stock of the Company, or any capital reduction or redemption or other acquisition by the Company of any such stock.

(i)	Any capital increase, issuance of shares of capital stock of the Company or any rights, options or commitments issued by the Company relating to shares of its capital stock.

(j)	Any change in the accounting methods or practices followed by the Company or any change in depreciation or amortization policies or rates adopted by the Company.

(k)	Any debt, obligation or liability (whether accrued or contingent), incurred by the Company, except for current liabilities and obligations incurred under agreements entered into in the ordinary course of business.

(l)	Any sale, lease, transfer or other disposition by the Company of any assets other than in the ordinary course of business.

(m)	Any change in the terms and conditions of any contracts or agreements entered into by the Company, except in the ordinary course of business.

(n)	Any facts which, to Grantors’ knowledge, may have a Material Adverse Effect on the assets, liabilities, financial condition, or results of operations of the Company.
     N. To the best of Grantors’ knowledge, all tax returns and all payments thereunder (including but not limited to all income tax, value added tax, customs duties, social security fees and any other taxes and charges payable under the laws of Mexico, together with any applicable interest and penalties thereon) required to be filed and paid by the Company have been timely and properly filed with, and paid to, all appropriate governmental authorities, and all such returns duly reflect the taxes due by the Company for the periods thereby covered.
     O. To the best of Grantors’ knowledge, there are no tax liens on any of the Company’s property or assets for any unpaid taxes, customs duties, social security fees or other governmental charges. The Company has not received any notice of assessment by any taxing or customs authority in connection with any tax returns, and there are no pending tax audits or reviews or tax claims asserted against the Company or against Grantors which may have a Material Adverse Effect on the Company or its property and assets, other than those described in Exhibit I-O.
     P. To Grantors’ knowledge, there is no basis for any assessment or investigation of any taxes, customs duties, social security fees or other governmental charges in any amount not reflected or reserved in the TPS Financial Statements or accounting books and records of the Company.
     Q. Exhibit I-Q-1 sets forth each piece of real estate owned, held under a lease or trust or used by the Company (each a “Property”). Except as set forth in said Exhibit I-Q-2 the real estate designated as “Owned Property” is free and clear of all liens, charges, encumbrances, easements, security interests, claims, options and restrictions of any kind. With respect to the real estate designated as “Leased Property” in said Exhibit I-Q-1 the Company is in peaceful possession thereof, and, to the best of Grantors’ knowledge, there are no defaults by the Company as tenant thereunder.
     R. To the best of Grantors’ knowledge, each Property is in compliance with the Ley General de Equilibrio Ecológico y la Protección al Ambiente (General Law on Environmental Balance and Protection of the Environment) and the Ley General para la Prevenión y Gestión Integral de los Residuos (General Law for the Prevention and Comprehensive Management of Waste), as well as with their regulations, Mexican official standards, and any other additional or supplementary environmental laws and regulations, whether federal, state or municipal (collectively the “Environmental Laws”). To the best of Grantors’ knowledge, the Company has properly obtained and is in compliance with all required permits, registrations, approvals, licenses and submissions to any federal, state or municipal authority (the “Environmental Authorities”) required under any applicable Environmental Laws (the “Environmental Permits”). To the best of Grantors’ knowledge, the Company has not generated, released, discharged, buried, stored or disposed of any hazardous substances, wastes or contaminants except in compliance with the Environmental Laws. No deficiencies have been asserted by any

Environmental Authorities with respect to any environmental matters affecting the Company during the five (5) years prior to the date hereof. To Grantors’ knowledge, there is no pending or threatened proceeding, action or investigation related to any Environmental Laws or Environmental Permits affecting the Company that is likely to have a Material Adverse Effect on the Company or its property and assets.
     S. Except as set forth in Exhibit I-S all of the buildings, structures, improvements and fixtures used by the Company are in a good state of repair, maintenance and operating condition.
     T. Attached as Exhibit I-T is a schedule setting forth: (a) each bank in which the Company has an account or safety deposit box, the account number, and the names of all persons authorized to draw on or have access to each account; and (b) each outstanding loan and line of credit extended to the Company, including any guarantees granted by any Grantor in connection therewith.
     U. To the best of Grantors’ knowledge, attached as Exhibit I-U is a list of all Material Contracts (as hereinafter defined) executed by the Company or by which any of the Company’s properties are in any way affected or bound, the originals of all of which are in the physical possession of the Company. For purposes of this Agreement, a “Material Contract” shall mean any contract, agreement, commitment or guaranty imposing one or more obligations on the Company in an amount in excess of the equivalent of US$50,000 or with a fixed duration of one (1) year or more. To the best of Grantors’ knowledge, all Material Contracts are legally valid and binding and presently in full force and effect in accordance with their terms. All Material Contracts with government agencies or entities have been entered into in full compliance with the procedures and rules contemplated by all applicable laws and regulations. The Company has complied and is presently in compliance with the provisions of all Material Contracts and is not in default of any obligation contained therein.
     V. The Company has obtained and maintains in full force and effect, and is in full compliance with, all governmental licenses, permits, authorizations and registrations necessary to conduct its business and to operate its properties and assets as presently conducted, all of which are listed in Exhibit I-V. All such licenses, permits, authorizations and registrations are in full force and effect and, to the Grantors’ knowledge, no violations exist or have been recorded in respect thereof or any proceeding which is pending or threatened to revoke or limit any of them, nor is there any basis for the commencement of any such proceeding. The Company has carried on the business authorized by each license, permit and authorization and has neither done nor failed to do anything which would result in a partial or complete revocation of any of them.
     W. Except as set forth in Exhibit I-W, to Grantors’ knowledge, there is no suit, claim, arbitration or administrative or other proceeding or governmental investigation of any nature pending or threatened against or related to the Company, its property or business which may have a Material Adverse Effect on the Company’s business, operations, properties, assets or condition (financial or otherwise) or which restricts the ability of the Grantors to consummate the transaction contemplated hereby or the Company’s ability thereafter to employ such properties and assets in the continuous business operations of the Company. The Company is not in violation of any judgment or order of any court or any government authority to which it or its business is subject, that may have a Material Adverse Effect on the business, operations or financial condition of the Company. To Grantors’ knowledge, there has been no pending or threatened litigation within the last five (5) years that may affect the sale of the shares by Grantors to TOG. Without limiting the generality of the foregoing, there are no claims pending or threatened against the Company with respect to: (a) any alleged defect in materials, workmanship or otherwise regarding any products sold or services rendered by the Company; (b) any patent, trademark, tradename, copyright or any other intellectual property rights used by the Company; (c) any tax, customs or social security payments or liability; or (d) any employment-related matter, whether of an individual or collective nature.
     X. Attached as Exhibit I-X is a list stating all the insurance policies currently in effect of the Company, indicating in each case the risks covered, the insured amounts and the expiration date.
     Y. Attached as Exhibit I-Y is a schedule listing all trademarks, patents, trade names, copyrights and other intellectual property owned by or licensed to the Company, setting forth the relevant numbers, effective terms and other pertinent information of each.
     Z. Attached as Exhibit I-Z is a schedule describing all outstanding powers of attorney granted by the Company.
     AA. Attached as Exhibit I-AA-1 is a schedule setting forth the full name, nationality, seniority, position, current monthly salary, fringe benefits over and above those granted by law, and other compensation as of the date hereof of each employee and worker of the Company, including those in leave of absence and/or with a temporary disability. All such employees and workers are on the Company’s payroll and none is treated as an independent contractor. The templates used by the Company for all individual employment agreements are attached as Exhibit I-AA-2.
     BB. The Company is a party to a collective bargaining agreement with a trade union, a copy of which is attached as Exhibit I-BB. Such collective bargaining agreement has been duly registered with the competent labor authorities, is in full force and effect and no action is pending or threatened by any employees and workers for recognition of any other bargaining union.
     CC. Except as set forth in Exhibit I-CC, the Company is not a party to any pension or retirement, profit sharing, stock option, bonus or benefit plan, fund or arrangement with or for the benefit of any employee or group of employees or any officer or director, other than as required by applicable laws and regulations.
     DD. The Company has no subsidiaries and is not a party to any agreements of any nature to acquire any shares of stock of any other company or to acquire or lease any other business operations or real estate.
     EE. The execution and delivery of this Agreement by each Grantor and the consummation of the transactions contemplated herein will not (a) result in the breach of any of the terms or conditions of the bylaws of the Company or any contract, agreement, commitment or other instrument or obligation to which each Grantor or the Company is now a party or by which each Grantor or the Company or any of their respective properties or assets may be bound or affected, or (b) violate any law or regulation affecting either the Grantors or the Company.
     FF. In connection with the TOG Shares (as hereinafter defined), the Grantors represent that:
(a)	they have retained consultants of their own choosing with full knowledge and experience in financial and business matters who have advised Grantors and enabled them to evaluate the merits and risks involved in the acquisition of the TOG Shares, as hereinafter defined; and

(b)	they have no agreement, understanding or arrangement to sell, assign or transfer any portion of the TOG Shares to any third party
II. TOG hereby represents that:
     A. It is a corporation organized and existing under the laws of the State of Ohio, United States of America, and has its principal place of business at 7870 East Kemper Road, Suite 460, Cincinnati, Ohio 45249, U.S.A.
     B. The authority of its legal representative to enter into this Agreement and consummate the transactions contemplated hereunder is as evidenced in the document whose copy is attached hereto as Exhibit II-B.
     C. Subject to all the terms and conditions set forth in this Agreement, it wishes to acquire all but one of the outstanding shares of stock of the Company, and designate the person or company that will acquire the remaining share (“Designee”).
     D. The execution and delivery of this Agreement by the TOG will not (a) result in the breach of any of the terms or conditions of the by-laws of the TOG or of its Designee or any contract, agreement, commitment or other instrument or obligation to which either the TOG or its Designee is now a party or by which either the TOG or its Designee or any of their respective properties or assets may be bound or affected, or (b) violate any law or regulation affecting either the TOG or its Designee.
     E. As of the date of this Agreement, TOG has authorized capital stock consisting of: (a) 966,000 shares of common stock with no par value per share, of which 10 shares are outstanding and held of record as of the date hereof as set forth in Exhibit II-E-1 and 75,945 shares are covered by options to purchase and of which no shares are held by TOG as treasury stock; (b) 280,000 shares of Series A 3% cumulative participating preferred stock, of which 130,671 shares are outstanding and held of record as of the date hereof as set forth in Exhibit II-E-1; and (c) 315,000 shares of Series B 5% cumulative participating preferred stock, of which 312,890 shares are outstanding and held of record as of the date hereof as set forth in Exhibit II-E-1. Effective as of the initial public offering of the TOG stock, whereby the TOG stock shall be issued and sold to the public in United States (“IPO”), all of such series A and series B Preferred Shares shall be converted to shares of common stock of TOG in accordance with the terms and conditions of the organizational documents of TOG which have previously been delivered to

Grantors. All of the outstanding shares of TOG have been duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement, except as set forth in Exhibit II-E-2, there are no contracts relating to the issuance, sale, or transfer of any equity securities or other securities of TOG.
     F. For purposes of this Agreement: “TOG Financial Statements” shall mean the audited consolidated balance sheet of TOG dated as of December 31, 2006, and the related statements of income, stockholders’ equity and cash flows for the year then ended, and the unaudited balance sheet of TOG dated as of December 31, 2006, and the income statement for the 12 months ended that date, a copy of which is attached as Exhibit II-F.
     G. The TOG Financial Statements (a) have been prepared in accordance with generally accepted accounting principles in United States (“U.S. GAAP”) applied on a basis consistent with past practice, (b) fully reflect in all material respects all liabilities and contingent liabilities of TOG required to be reflected therein on such basis as at the date thereof, and (c) fairly present in all material respects the financial position of TOG as of the respective dates of the balance sheets included in the TOG Financial Statements and the results of its operations for the respective periods indicated, except that the unaudited balance sheets and income statements omit footnotes and year-end adjustments in the ordinary course of business.
     H. In connection with entering into this Agreement, TOG represents that it has retained consultants of its own choosing with full knowledge and experience in business, financial, accounting and legal matters who have advised Buyers and enabled them to evaluate the merits and risks involved in the acquisition of the TPS shares.
     IN VIEW OF THE ABOVE, the parties agree as follows:
SECTIONS
SECTION 1. GRANT OF OPTION
In consideration of the payment of US$2,000,000 (“Option Payment”), Grantors hereby grant to TOG a non-assignable right and option for TOG and any person to be designated by TOG (which designee may acquire 1 share) at the Closing to purchase all of the outstanding shares of the Company upon the terms, conditions and covenants set forth in this Agreement (“Option”). Unless TOG has exercised its rights and options under this Section 1, the term of this option shall expire at 9 p.m. Eastern time on September 30, 2008. In the event that any of the representations of Sellers as set forth in the Purchase Agreement (as hereinafter defined) absent typographical errors, are not true and correct at the time that TOG exercises the Option or at the time of Closing and prevent TOG from closing under the terms of the Purchase Agreement, Sellers shall immediately return the Option Payment to TOG. Until such time as TOG exercises the Option and closes the transaction in accordance with the Purchase Agreement, Grantors shall continue to own the Company and this Agreement shall not constitute a transfer or sale of Shares, or an agreement by which shares are transferred or sold, or an offer by TOG to purchase the Shares.

SECTION 2. PURCHASE AGREEMENT
     A. Approximately thirty (30) days prior to TOG formerly exercising the Option, TOG shall provide written notice to Grantors that TOG contemplates exercising the Option (“Contemplation Notice”). Within five (5) business days of Grantors’ receipt of the Contemplation Notice, Grantors shall complete the questionnaire set forth on Exhibit 2-A (“Questionnaire”). In the event that TOG is not satisfied with the responses on the Questionnaire, TOG shall notify Grantors within five (5) business days of receipt of the Questionnaire and shall thereafter have no obligation to exercise the Option or enter into the Purchase Agreement (in such an event Grantors shall retain the Option Payment).
     B. Upon TOG’s exercise of the Option, Grantors shall execute a Purchase Agreement, substantially and in all material respects in the form of the attached Exhibit 2-B (“Purchase Agreement”) within two (2) business days of TOG’s exercise of the Option. In TOG’s notice of exercise of the Option, TOG shall also notify Grantors of the date and time of the Closing.
     C. In the event that Sellers do not execute the Purchase Agreement or complete the Questionnaire in the time periods set forth in this Section 2, Grantors shall immediately return the Option Payment to TOG and TOG may pursue any other remedies for such breach.
SECTION 3. PURCHASE PRICE AND FORM OF PAYMENT.
     A. In the event that TOG exercises the Option, the total purchase price (“Purchase Price”) for the shares of the Company shall consist of:
(a)	An initial payment (the “Initial Payment”) shall be based on the date of Closing (as defined in the Purchase Agreement): If the Closing occurs (i) on or prior to June 30, 2008 the Initial Payment shall be US$27,000,000; (ii) between July 1 and July 31, 2008, the Initial Payment shall be US$27,163,750; (iii) between August 1 and August 31, 2008, the Initial Payment shall be US$27,327,500; and (iv) September 1 and September 30, 2008, the Initial Payment shall be US$27,491,250; plus

(b)	An additional payment not to exceed US$2,500,000.00 (the “Second Payment”) equal to the Company’s adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), subject to such adjustments for non-recurring charges and other items consistent with the Company’s past practices, for the year ended December 31, 2008 determined in accordance with Mexican GAAP multiplied by .5128, as determined by the audited financial statements of the Company as of December 31, 2008. There shall not be a Second Payment due in the event the Company’s adjusted EBITDA (for the year ended December 31, 2008 determined in accordance with Mexican GAAP is less than US$2,900,000;
     B. The Initial Payment shall be payable at Closing (“Closing Payment”); and

     C. The Second Payment, if applicable, shall be payable in cash within ten (10) business days after the completion and delivery of the audited financial statements of the Company as of December 31, 2008, but no later than March 31, 2009.
     D. Five percent (5%) of the Closing Payment and Second Payment shall be payable in common shares of TOG (“TOG Shares”) based on Market Price (as hereinafter defined) of the TOG Shares at the time of issuance, provided that TOG has completed its IPO prior to such payment date. For purposes hereof, “Market Price” shall mean the average closing price per share of the TOG Shares on the principal stock exchange on which the TOG Shares are traded, during the five (5) trading days ending on the trading day which is four (4) business days prior to the Closing Payment or Second Payment date, as applicable, as reported in The Wall Street Journal. In the event that the Company has not completed its IPO prior to such payment date, the applicable payment shall be payable in cash. The cash portion of the Initial Payment and the Second Payment shall be paid to Grantors in immediately available funds by wire transfer to the account designated by Grantors in United States.
     E. Taking into account that TOG and its Designee are non-residents in Mexico and have no fixed place of business in Mexico, Grantors shall be solely responsible for any taxes and tax obligations of the Grantors arising in Mexico and elsewhere from the sale of the shares as provided by applicable laws and regulations. Grantors expressly agree with TOG and its Designee to provide to the Company, upon request, notarially certified copies of the tax returns and other evidence of payment of said taxes, within fifteen (15) days following the date(s) on which such taxes are due under applicable law.
SECTION 4. COVENANTS.
Grantors covenant with TOG as follows:
(a)	Within thirty (30) days of the date of this Agreement, but in any event prior to Closing, the Company’s bylaws shall be amended to permit non-Mexican investors to hold direct title to the shares of its common stock, and the notarial instrument evidencing such amendment shall have been submitted for registration with the Public Commercial Registry. The Company shall have received a certified copy of such public instrument and of the document evidencing such filing.

(b)	All applicable permits, licenses and approvals shall have been obtained and be in full force and effect.

(c)	Effective as of the date of Closing, the Company shall have at least US$1,500,000 of Working Capital (the Company’s current assets minus the Company’s current liabilities) determined in accordance with Mexican GAAP. In calculating the Company’s Working Capital, (a) only Inventory which has been acquired or manufactured in the ordinary course of business shall be included and it shall be valued at fair market value in accordance with Mexican GAAP, (b) all Inventory that is not of good condition or does not meet current specifications or otherwise is not salable or usable for its intended purposes in the ordinary course of business or has been returned by customers or re-exported out of the country shall not be included in such calculation, and (c) only accounts, notes and other receivables and amounts owing to the Company which arose in arm’s length transactions in the ordinary course of business, and are free of liens and to the extent not previously collected, are fully collectible and not subject to counterclaims or setoffs, less the allowances set forth in the Company’s financial statements used in connection with the working capital calculation (which have been established in accordance with the Company’s historical policies consistently applied) shall be included.
(d)	Grantors and TOG shall have discussions no less frequently than monthly during the period from the date of this Agreement through the earlier of Closing or the date that TOG informs Grantors that it will not exercise the Option to discuss the financial performance of the Company and other aspects of the Company’s operations.

(e)	If at any time prior to the exercise of the Option or the subsequent Closing, TOG identifies any deficiencies with TPS that may prevent TOG from exercising the Option or closing on the Transaction, TOG shall notify Grantors of such matters and TPS and Grantors shall use their reasonable best efforts to rectify such matters as soon as reasonably possible.
SECTION 5. OPERATIONS PENDING EXERCISE OF THE OPTION.
     A. Between the date of this Agreement and the exercise of the Option, Grantors agree to cause the Company to be operated only in the ordinary course of business consistent with past practices.
     B. From the date hereof until the exercise of the Option, Grantors agree to cause the Company to: (a) maintain all current employment conditions, including but not limited to, salaries, fringe benefits or any other compensation, except with the prior approval of TOG; (b) timely pay all taxes, customs duties, social security and Infonavit contributions, withholding taxes and any other applicable government charges with respect to all Company employees and workers; and (c) comply with all laws and regulations applicable to the Company and its business.
     C. For purposes of this Agreement, Grantors hereby designate Mr. Herrera as their common representative (the “Grantors’ Common Representative”).
SECTION 6. NOTICES.
All notices hereunder shall be made in writing and shall be delivered in an unquestionable manner to the addresses of the parties mentioned below. All notices shall be deemed given when received by the addressee.

To Grantors’ Common Representative:	Francisco I. Madero 234 pte., Fracc.
Industrial El Lechugal, Santa Catarina,
Nuevo Leon, 66376, Mexico

Att’n. Enrique Homero Herrera Martínez

ccp. Canales Zambrano y Asociados, S.C.
Edificio Torrealta
Roble # 300, Piso 12-02
San Pedro Garza García, Nuevo León 66265 México
Att’n. Gregorio G. Canales Zambrano

To TOG and the Company:	7870 East Kemper Rd., Suite 460
Cincinnati, OH 45249
Att’n. Wilfred T. O’Gara
or to such other common addresses as any of the parties hereto may designate in writing to the other party, upon prior written notice given to their above address at least thirty (30) calendar days in advance.
SECTION 7. DURATION
This Option shall be in full force and effect until 9 p.m. Eastern time on September 30, 2008, unless the parties agree in writing to extend such term. During the effective term of this Option, the Grantors agree for themselves and to cause the Company not to enter into any transaction to sell the Company, either by sale or Transfer of shares or sale or transfer of substantially all of its assets or otherwise.
SECTION 8. PAYMENT OF EXPENSES.
     A. Each party will pay its own costs, expenses and taxes in connection with this Agreement and the Closing, including those relating to the negotiation and preparation of this Agreement and the Exhibits thereto and the performance of and compliance with the obligations contained herein, including fees, expenses and disbursements of counsel and accountants. All notary fees shall be paid by the Company.
     B. Each party represents and acknowledges to the other that it has not retained any broker or agent with respect to this transaction, and that no fees or commissions are payable to any such broker or agent.
SECTION 9. GOVERNING LAW AND ARBITRATION.
     A. This Agreement is of a commercial nature and shall be governed by the Commercial Code of Mexico, supplemented by the Federal Civil Code and any other supplementary laws and regulations.
     B. The parties will attempt to resolve any controversy or claim arising out of, relating to, this Agreement (“Dispute”). The parties will promptly seek to resolve any Dispute by negotiations between appropriate representatives who will have authority to settle the same.

     C. If the Dispute has not been resolved within thirty (30) days after notice is given of any such Dispute, the Dispute shall be finally and conclusively settled by arbitration conducted in accordance with the rules of the American Arbitration Association, by three (3) independent and impartial arbitrators; each party shall appoint one arbitrator and the two (2) arbitrators so appointed shall jointly designate the third, unless the parties shall mutually agree to have the Dispute settled by a single independent and impartial arbitrator; the costs arising therefrom shall initially be borne equally between the parties pending the final arbitration award. Judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof, and the parties hereby waive any appeal or other remedy that they may be entitled to under the law.
     D. The place of arbitration shall be Mexico City, Mexico. The language to be used in the arbitration process shall be Spanish.
     E. This Agreement will be executed by the parties hereto in both the English and Spanish languages, with the English version prevailing over the Spanish version. The Spanish language version will be prepared and agreed to by both parties within thirty days of the date hereof.
     F. TOG may not assign this Option to any other person or entity other than to any of its wholly owned subsidiaries, without the prior written consent of Sellers.
     IN WITNESS WHEREOF, the parties have executed this agreement in four copies, as of the date first above written.

“GRANTORS”		“TOG”

“MR. HERRERA”		The O’Gara Group, Inc.

By:	/s/ Enrique Homero Herrera-Martínez Mr. Enrique Homero Herrera-Martínez	By:	/s/ Wilfred Theel O’Gara Mr. Wilfred Theel O’Gara

“MRS. SUAREZ”

By:	/s/ Maria de Lourdes Suárez-Peña

Mrs. Maria de Lourdes Suárez-Peña

Exhibit 2-B
Draft 12/1/2008
STOCK PURCHASE AGREEMENT (the “Agreement”) dated as of                                         , 2008, entered into by and between Mr. Enrique Homero Herrera-Martínez (“Mr. Herrera”), a Mexican national, and Mrs. Maria de Lourdes Suárez-Peña (“Mrs. Suárez”), also a Mexican national, both acting on their own behalf, as sellers (Mr. Herrera and Mrs. Suárez each, a “Seller” and, collectively, the “Sellers”), and by The O’Gara Group, Inc. (“TOG”), as buyer, herein represented by its                                            and attorney-in-fact, Mr(s).                                            [name], pursuant to the following representations and sections:
RECITALS
     A. Sellers and TOG have previously executed an Option Agreement, dated January ___, 2008 (“Option Agreement”), pursuant to which TOG and TOG’s designee have the right to purchase all of the shares of the Company.
     B. Upon TOG’s exercise of the option, Sellers and TOG shall enter into this Agreement in accordance with the terms of the Option Agreement.
REPRESENTATIONS
I. Sellers hereby represent that:
     A. Collectively they have full title, free of any liens and encumbrances, to 12,000 shares of stock of Transportadora de Protección y Seguridad, S.A. de C.V. (the “Company”), representing 100% of the outstanding capital stock of the Company and wish to transfer said shares to TOG and to TOG’s designee, under the terms and conditions hereinafter set forth.
     B. The Company was organized under public instrument No. 13,607, dated December 20, 1994, certified by Mr. Jorge Galván-Mendez, notary public No. 9, for the City of Monterrey, State of Nuevo León, and recorded in the Public Commercial Registry of Monterrey, México, under number 2557, folio 259, volume 425, 3rd book, as per entry dated February 2, 1995.
     C. At Closing (as hereinafter defined), the Company’s bylaws will allow non-Mexican investors to hold direct title to shares of its common stock.
     D. As of the date hereof, the capital stock of the Company is the amount of $12,000,000 Mexican pesos, represented by 12,000 shares of common stock, each with a par value of pesos $1,000 [or with no par value]. The fixed portion of the capital stock is the amount of $100,000 Mexican pesos, represented by 100 shares, and the variable portion of the capital stock is the amount of $11,900,000 Mexican pesos, represented by 11,900 shares. All such shares have been paid in full, are non-assessable, and are held as follows:

	SHARES
SHAREHOLDERS	Fixed Capital		Variable Capital
Mr. Herrera	70		11,900
Mrs. Suárez	30		—
Total	100		11,900
Total		12,000
     E. As of the date hereof the directors and the statutory auditor (comisario) of the Company are as follows, and no other officers have been appointed:
SOLE DIRECTOR (ADMINISTRADOR UNICO)
Mr. Herrera
STATUTORY AUDITOR (COMISARIO)
Auditor: Luis Gómez-Soberanes
     F. The Company is engaged in the vehicle armoring business and has a single plant located at Francisco I. Madero 234 pte., Fracc. Industrial El Lechugal, in Santa Catarina, Nuevo León, 66376, México; Lerdo de Tejada #749 Fracc. Industrial El Lechugal, Santa Catarina, N.L. C P. 66376 Mexico; and Plasticos No. 18, Fracc. Industrial Alce Blanco, Naucalpan de Juarez, Estaso de Mexico (collectively, the “Plant”).
     G. Company has provided to TOG all minutes of shareholder and director meetings which have occurred from the date of the Option Agreement through the date of this Agreement.
     H. The Company had no debts, liabilities or obligations of any nature that are classified as long term under Mexican Financial Reporting Standards (“Mexican GAAP”).
     I. To the best of Sellers’ knowledge, all tax returns and all payments thereunder (including but not limited to all income tax, value added tax, customs duties, social security fees and any other taxes and charges payable under the laws of Mexico, together with any applicable interest and penalties thereon) required to be filed and paid by the Company have been timely and properly filed with, and paid to, all appropriate governmental authorities, and all such returns duly reflect the taxes due by the Company for the periods thereby covered.
     J. The Company has obtained and maintains in full force and effect, and is in full compliance with, all governmental licenses, permits, authorizations and registrations necessary to conduct its business and to operate its properties and assets as conducted at the time of Closing.
     K. Except as set forth in Exhibit     , to Sellers’ knowledge, there is no suit, claim, arbitration or administrative or other proceeding or governmental investigation of any nature pending or threatened against or related to the Company, its property or business relating to or alleging (a) fraud or criminal conduct; (b) infringement by the Company of any patent, trademark, tradename, copyright or any other intellectual property rights owned by a third party; (c) any tax, customs or social security payments which may have a Material Adverse Effect on the Company’s business, operations, properties, assets or condition (financial or otherwise) or which restricts the ability of the Sellers to consummate the transaction contemplated hereby or

TOG’s ability thereafter to employ such properties and assets in the continuous business operations of the Company. The Company is not in violation of any judgment or order of any court or any government authority to which it or its business is subject, that may have a Material Adverse Effect on the business, operations or financial condition of the Company. For purposes of this Agreement “Material Adverse Effect” shall be understood as any loss or liability of the Company that exceeds, in the aggregate, an amount equivalent to US$100,000.
     L. Attached as Exhibit      is a schedule describing all outstanding powers of attorney granted by the Company other than those additional powers of attorney granted with the prior approval of TOG.
     M. The Company has no subsidiaries and is not a party to any agreements of any nature to acquire any shares of stock of any other company or to acquire or lease any other business operations or real estate.
     N. All of Sellers’ representations as set forth in the Option Agreement were true and correct when made.
     O. Effective as of the date of Closing, the Company shall have at least US$1,500,000 of Working Capital (the Company’s current assets minus the Company’s current liabilities) determined in accordance with Mexican GAAP. In calculating the Company’s Working Capital, (a) only inventory which has been acquired or manufactured in the ordinary course of business shall be included and it shall be valued at fair market value in accordance with Mexican GAAP, (b) all Inventory that is not of good condition or does not meet current specifications or otherwise is not salable or usable for its intended purposes in the ordinary course of business or has been returned by customers or re-exported out of the country shall not be included in such calculation, and (c) only accounts, notes and other receivables and amounts owing to the Company which arose in arm’s length transactions in the ordinary course of business, and are free of liens and to the extent not previously collected, are fully collectible and not subject to counterclaims or setoffs, less the allowances set forth in the Company’s financial statements used in connection with the working capital calculation (which have been established in accordance with the Company’s historical policies consistently applied) shall be included.
     P. The TOG Shares are being issued for Sellers’ own account and for investment and not with a view to or for resale in connection with any distribution or public offering of the TOG Shares within the meaning of the Securities Act.
II. TOG hereby represents that:
     A. The TOG common shares to be delivered to Sellers hereunder (the “TOG Shares”) will be duly authorized, validly issued, fully paid and non-assessable, all in compliance with all applicable legal requirements.
     B. The TOG Shares have not been registered under the U.S. Securities Act of 1933 and its regulations or any successor law or regulations (the “Securities Act”) or under the securities law of any state of United States, and the issuance of the TOG Shares in connection with the purchase price is being made under an exemption from registration provided by the Securities Act. TOG assumes no obligation to register the TOG Shares, other than in accordance

with the Registration Rights Agreement in the form of Exhibit      , to be delivered to Grantors at Closing.
     C. All documents, records and books pertaining to TOG and the issuance of the TOG Shares in partial satisfaction of the purchase price will be made available to Sellers and their representatives prior to the Closing. Sellers will have the opportunity to ask questions of and receive answers from executives of TOG concerning TOG and the TOG Shares.
     IN VIEW OF THE ABOVE, the parties agree as follows:
SECTIONS
SECTION 1. SALE AND PURCHASE OF SHARES
Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), the Sellers shall sell and transfer to TOG and TOG, relying on the representations of Sellers contained in the chapter of Representations of this Agreement, shall purchase all but one of their outstanding shares of the Company, and shall cause its Designee to purchase the remaining one share of the Company.
SECTION 2. PURCHASE PRICE AND FORM OF PAYMENT.
     A. The total purchase price (“Purchase Price”) shall consist of:
(a)	An initial payment (the “Initial Payment”) based on the date of Closing. If the Closing occurs (i) on or prior to June 30, 2008 the Initial Payment shall be the sum of US$27,000,000; (ii) between July 1 and July 31, 2008, the Initial Payment shall be US$27,163,750; (iii) between August 1 and August 31, 2008, the Initial Payment shall be US$27,327,500; and (iv) September 1 and September 30, 2008, the Initial Payment shall be US$27,491,250; plus

(b)	An additional payment not to exceed US$2,500,000.00 (the “Second Payment”) equal to the Company’s adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), subject to such adjustments for non-recurring charges and other items consistent with the Company’s past practices, for the year ended December 31, 2008 determined in accordance with Mexican GAAP multiplied by .5128, as determined by the audited financial statements of the Company as of December 31, 2008. There shall not be a Second Payment due in the event the Company’s EBITDA for the year ended December 31, 2008 determined in accordance with Mexican GAAP is less than US$2,900,000;
     B. The Initial Payment shall be payable at Closing (“Closing Payment”); and
     C. The Second Payment, if applicable, shall be payable in cash within ten (10) business days after the completion and delivery of the audited financial statements of the Company as of December 31, 2008, but no later than March 31, 2009.

     D. Five percent (5%) of the Closing Payment and Second Payment shall be payable in TOG Shares based on Market Price (as hereinafter defined) of the TOG Shares at the time of issuance, provided that TOG has completed its IPO prior to such payment date. For purposes hereof, “Market Price” shall mean the average closing price per share of the TOG Shares on the principal stock exchange on which the TOG Shares are traded, during the five (5) trading days ending on the trading day which is four (4) business days prior to the Closing Payment or Second Payment date, as applicable, as reported in The Wall Street Journal. In the event that the Company has not completed its IPO prior to such payment date, the applicable payment shall be payable in cash. The cash portion of the Initial Payment and the Second Payment shall be paid to Sellers in immediately available funds by wire transfer to the account designated by Sellers in United States.
     E. Taking into account that TOG and its Designee are non-residents in Mexico and have no fixed place of business in Mexico, Sellers shall be solely responsible for any taxes and tax obligations of Sellers arising in Mexico and elsewhere from the sale of the shares as provided by applicable laws and regulations. Sellers expressly agree with TOG and its Designee to provide to the Company, upon request, notarially certified copies of the tax returns and other evidence of payment of said taxes, within fifteen (15) days following the date(s) on which such taxes are due under applicable law.
SECTION 3. CLOSING.
The consummation of the transactions listed in Section 4 below (the “Closing”), will take place at the offices of                                         , located at                                           ,                      , at 9:00 am (local time in Monterrey, Mexico) on the date designated by Company (the “Closing Date”) within fifteen (15) business days of TOG’s exercise of the Option, or at such other place as may be agreed upon by the parties in writing.
SECTION 4. CONDITIONS PRECEDENT.
     A. The Closing and the consummation of the transactions contemplated in this Agreement shall be subject to the following conditions in favor of TOG:
     (a) The Company’s bylaws shall have been amended to permit non-Mexican investors to hold direct title to the shares of its common stock, and the notarial instrument evidencing such amendment shall have been submitted for registration with the Public Commercial Registry. The Company shall have received a certified copy of such public instrument and of the document evidencing such filing.
     (b) All representations of Sellers under paragraph I of the chapter of representations hereof shall be true and correct at and as of the Closing.
     (c) All applicable permits, licenses and approvals shall have been obtained and be in full force and effect.
     B. The Closing and the consummation of the transactions contemplated in this Agreement shall be subject to the following condition in favor of Sellers:

     (a) TOG shall have made the payments provided in Section 2.B.
     (b) All representations of Sellers under paragraph II of the chapter of representations hereof shall be true and correct at and as of the Closing.
SECTION 5. CLOSING EVENTS.
At the Closing:
     A. Sellers shall have received confirmation from its bank that the sums set forth in Section 2.B have been credited to its account according to the instructions previously provided to TOG.
     B. The share certificates evidencing the shares of the Company shall be duly endorsed and delivered by Sellers to TOG and its Designee.
     C. All current directors of the Company, as well as all employees who are also directors and/or officers of the Company, shall submit their resignations to the Company.
     D. A unanimous shareholders resolution, in form and substance approved by TOG, of the Company shall be approved by the Sellers appropriately notarized: (a) accepting the resignations of all current directors, comisarios and officers; (b) appointing new directors, comisarios and officers; (c) revoking all outstanding powers of attorney granted by the Company, except for those being used by the grantees to process and prosecute any court or administrative action or proceeding; and (d) granting new powers of attorney to represent and act for the Company in the future.
     E. Sellers shall give possession to TOG of the Company’s premises, equipment and accounting books and records, according to the check list attached hereto as Exhibit     .
     F. Mr. Herrera shall have entered into a two-year employment agreement with the Company, substantially in the form set out in Exhibit     .
     G. Sellers shall cause the Company to have at least US$1,500,000 of Working Capital (the Company’s current assets minus the Company’s current liabilities) determined in accordance with Mexican GAAP and calculated in accordance with Representation I(O) of this Agreement.
SECTION 6. INDEMNIFICATION.
     A. Sellers shall indemnify and hold harmless TOG and the Company, from and against any loss, liability, fine, penalty, court or administrative order, damage and expense (including without limitation, legal fees and costs), arising out of: (a) any false representation made by Sellers in the chapter of Representations of this Agreement or the Questionnaire (as defined in the option agreement) attached as Exhibit 6-A to this Agreement, or (b) any undisclosed liabilities derived from any actions or omissions occurring prior to the Closing, or (c) any liability for TOG and/or the Company arising out of any failure to pay or shortfall in the payment of any taxes due by Sellers or non-compliance by Sellers with any other tax obligations arising from the transactions contemplated by this Agreement, or (d) any labor claim against the Company made after the Closing Date by any employee of the Company prior to the Closing Date or anyone alleging to have been an employee of the Company prior to the Closing Date, or any claim made by the Mexican Institute of Social Security (“IMSS”), the National Workers Housing Institute (“INFONAVIT”), or the tax authorities with respect to any such employee or alleged employee, or (e) any liability of the Company arising out of any failure of the Company to comply with Environmental Laws (as defined in the Option Agreement), or (f) any breach by the Sellers of any obligation of the Sellers under this Agreement. No claim by TOG or the Company for indemnity pursuant to this Section may, in each case, be for less than the amount of US$100,000.00 or its equivalent in Mexican currency, which is the margin provided in the definition of Material Adverse Effect in Representation I.K above, with a cap for all claims under this Agreement of an amount of US$5,000,000.00, and shall be made in writing within two (2) years from the Closing Date, except for any tax and environmental claims, which may be made at any time prior to the expiration of the applicable statute of limitations. Notwithstanding the foregoing, the limitations on the indemnity set forth in the previous sentence shall not apply to violations of Section 1.O. The liability of Sellers hereunder shall be joint and several.
     B. For purposes of this Agreement, Sellers hereby designate Mr. Herrera as their common representative (the “Sellers’ Common Representative”).
     C. Immediately after the discovery of any facts giving rise to a claim for indemnity under the provisions of this Section 6 or the receipt of notice of any claim, action, proceeding or demand of payment, whether judicial or otherwise, TOG and/or the Company shall give written notice thereof to Sellers’ Common Representative, together with such information respecting such matter as may then be available, and the special powers of attorney required to deal with the matter, as Sellers’ Common Representative may request. Sellers shall have the right, at Sellers’ own cost and expense, to contest and defend by all legal proceedings any such claim, provided, however, that TOG and/or the Company shall, at their own cost and expense, have the right to participate in such proceedings and to be represented by attorneys of their own choosing. If requested in writing by Sellers’ Common Representative and at Sellers’ expense, TOG and/or the affected Company shall cooperate in contesting any such third party claim and in making any counterclaim, as appropriate. Failure by Sellers to promptly contest any such claim, action or proceeding shall entitle TOG and/or the Company to decide the course of action to be taken under the circumstances, without prejudice to the indemnity obligation of the Sellers, as set out in this Section. Any indemnity claimed by TOG and contested by Sellers’ Common Representative shall constitute a Dispute (as hereinafter defined) and shall be subject to arbitration as provided in Section 11 below.
     D. Sellers shall reimburse TOG and/or the Company for any and all amounts that any of them may have disbursed as result of any actions covered by indemnification under this Section, upon written request of TOG and/or the Company. Any amount not fully reimbursed within five business days after such written request, shall bear interest at an annual rate equal to CPP (costo porcentual promedio de captación) as published by Banco de México multiplied by four (4) until paid in full.
     E. In the event that claims for indemnity by the Company, TOG and/or its Designee under this Agreement shall equal or exceed, individually or in the aggregate, the amount of

US$5,000,000, then Sellers shall have the right to repurchase from TOG and its Designee all outstanding shares of the Company for an amount equal to the sum of the cash consideration effectively received from TOG and its Designee under Section 2 above plus the TOG shares received hereunder at the time of the aforesaid repurchase.
SECTION 7. NON-COMPETE AND CONFIDENTIALITY OBLIGATIONS
     A. Each Seller acknowledges that TOG will not have entered into this Agreement and consummate the transactions hereunder without the assurance that such Seller will not engage in the activities referred to in this Section 7 for the period set forth below.
     B. Except with respect to the employment by the Company of Mr. Herrera, each Seller hereby agrees that from the Closing Date through five (5) years following Closing, he or she will not in Mexico, directly or indirectly, own, manage, operate, control, participate in or otherwise engage in any business that wholly or in any significant part competes with the Company in the vehicle armoring business, including but not limited to any business currently engaged in by the Company. Notwithstanding the foregoing, any Seller shall be able to engage in any activity not in competition with the Company, including, but not limited to the sale of armored vests.
     C. Each Seller hereby agrees that from the Closing Date through five (5) years following Closing, he or she will not induce or attempt to induce, in any manner, directly or indirectly, any employee, representative, customer, supplier or any other person or concern dealing with or in any way associated with the Company to terminate or to modify, in any fashion to the detriment of TOG, the Company, or any of its affiliates, such association.
     D. Each Seller acknowledges that, by reason of such Seller’s association with the Company, such Seller had access to confidential information, including, without limitation, information and knowledge pertaining to products, services, benefits, policies, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, advertising, marketing, distribution and sales methods, sales and profit figures, customer and client lists and relationships between the Company and government authorities, sales representatives, distributors, customers, business partners, suppliers and others who have business dealings with them (collectively, “Confidential Information”). Each Seller acknowledges that any information and materials received by the Company from third parties in confidence (or subject to nondisclosure or similar obligations) shall be deemed to be and shall be Confidential Information. Each Seller further acknowledges that upon Closing such Confidential Information shall be a valuable and unique asset of the Company and TOG and agrees that for a period of five (5) years after the Closing, such Seller will not disclose any Confidential Information to any third party without the prior written authorization of the Chief Executive Officer of TOG. The obligation of confidentiality imposed by this Section shall not apply to Confidential Information that otherwise becomes generally known to the public through no act of the Sellers in breach of this Agreement. If any person or authority makes a demand on a Seller purporting to legally compel him to divulge any Confidential Information, such Seller promptly shall give notice of the demand to TOG so that TOG or the Company may first assess whether to challenge the demand prior to the Seller divulging such Confidential Information. The Seller shall not divulge such Confidential Information until TOG and the Company either have concluded not to challenge the demand, or has challenged it in court, including appeals, if any; and thereafter shall divulge only such Confidential Information which is legally required.
     E. All records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, intellectual property assets and other property delivered to or compiled by the Company shall be and remain the property of the Company and be subject at all times to the Company’s discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, intellectual property assets or future plans of the Company, that was collected by Sellers prior to the Closing shall be delivered promptly to the Company without request by it on or before the Closing Date.
SECTION 8. NOTICES.
All notices hereunder shall be made in writing and shall be delivered in an unquestionable manner to the addresses of the parties mentioned below. All notices shall be deemed given when received by the addressee.

To Sellers’ Common Representative:	Francisco I. Madero 234 pte., Fracc.
Industrial El Lechugal, Santa Catarina, Nuevo Leon, 66376, Mexico
Att’n. Enrique Homero Herrera Martínez

ccp. Canales Zambrano y Asociados, S.C. Edificio Torrealta
Roble # 300, Piso 12-02
San Pedro Garza García, Nuevo León 66265 México
Att’n. Gregorio G. Canales Zambrano

To TOG and the Company:	7870 East Kemper Rd., Suite 460
Cincinnati, OH 45249
Att’n. Wilfred T. O’Gara
or to such other common addresses as any of the parties hereto may designate in writing to the other party, upon prior written notice given to their above address at least thirty (30) calendar days in advance.
SECTION 9. PAYMENT OF EXPENSES.
     A. Each party will pay its own costs, expenses and taxes in connection with this Agreement and the Closing, including those relating to the negotiation and preparation of this Agreement and the Exhibits thereto and the performance of and compliance with the obligations contained herein, including fees, expenses and disbursements of counsel and accountants. All notary fees shall be paid by the Company.

     B. Each party represents and acknowledges to the other that it has not retained any broker or agent with respect to this transaction, and that no fees or commissions are payable to any such broker or agent.
SECTION 10. GOVERNING LAW AND ARBITRATION.
     A. This Agreement is of a commercial nature and shall be governed by the Commercial Code of Mexico, supplemented by the Federal Civil Code and any other supplementary laws and regulations.
     B. The parties will attempt to resolve any controversy or claim arising out of, relating to, this Agreement (“Dispute”). The parties will promptly seek to resolve any Dispute by negotiations between appropriate representatives who will have authority to settle the same.
     C. If the Dispute has not been resolved within thirty (30) days after notice is given of any such Dispute, the Dispute shall be finally and conclusively settled by arbitration conducted in accordance with the rules of the American Arbitration Association, by three (3) independent and impartial arbitrators; each party shall appoint one arbitrator and the two (2) arbitrators so appointed shall jointly designate the third, unless the parties shall mutually agree to have the Dispute settled by a single independent and impartial arbitrator; the costs arising therefrom shall initially be borne equally between the parties pending the final arbitration award. Judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof, and the parties hereby waive any appeal or other remedy that they may be entitled to under the law.
     D. The place of arbitration shall be Mexico City, Mexico. The language to be used in the arbitration process shall be Spanish.
     E. This Agreement will be executed by the parties hereto in both the English and Spanish languages, both of which will be of equal validity.
     IN WITNESS WHEREOF, the parties have executed this agreement in four copies, as of the date first above written.

“Sellers”	“TOG”

“MR. HERRERA”	The O’Gara Group, Inc.

By:	By:
Mr. Enrique Homero Herrera-Martínez Mr(s).

“MRS. SUAREZ”

By:
Mrs. Maria de Lourdes Suárez-Peña

AMENDMENT AND SUPPLEMENT TO
OPTION AGREEMENT
     This Amendment and Supplement to Option Agreement (this “Amendment”) is entered into effective as of the 19th day of August, 2008 by and among Mr. Enrique Homero Herrera-Martínez (“Mr. Herrera”), a Mexican national, and Mrs. Maria de Lourdes Suárez-Peña (“Mrs. Suárez”), also a Mexican national, both acting on their own behalf (Mr. Herrera and Mrs. Suárez each a “Grantor” and, collectively, the “Grantors”), and The O’Gara Group, Inc., an Ohio corporation (“TOG”), herein represented by its Chief Executive Officer, Mr. Wilfred Theel O’Gara.
     WHEREAS, TOG and Grantors are parties to that certain Option Agreement, dated January 14, 2008 (the “Option Agreement”); and
     WHEREAS, the parties desire to amend and/or supplement certain provisions of the Option Agreement;
     NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend and supplement the Option Agreement as follows:
     1. Section 1 of the Option Agreement shall be replaced in its entirety as follows:
     “SECTION 1. GRANT OF OPTION
In consideration of the payment of US$2,000,000 made by TOG on or about January 14, 2008 (the “Initial Option Payment”), and of the payment of US$250,000 (the “Additional Option Payment”) to be made by TOG on or about August 19, 2008, Grantors hereby grant to TOG the right and option for TOG and any person to be designated by TOG (which designee may acquire 5 or fewer shares) at the Closing (as defined in the Purchase Agreement) to purchase all of the outstanding shares of the Company upon the terms, conditions and covenants set forth in this Agreement (“Option”). Unless TOG has exercised its rights and options under this Section 1, the term of this option shall expire at 9:00 p.m. Eastern time on December 31, 2008 or on such earlier date provided in writing by TOG (the “Expiration Date”). In the event that any of the representations of Sellers as set forth in the Purchase Agreement (as hereinafter defined) are not true and correct at the time that TOG exercises the Option or at the time of Closing and prevent TOG from closing under the terms of the Purchase Agreement, Sellers shall immediately return the Initial Option Payment and the Additional Option Payment to TOG. Until such time as TOG exercises the Option and closes the transaction in accordance with the Purchase Agreement, Grantors shall continue to own the Company and this Agreement shall not constitute a transfer of Shares or a sale of the Company. The Option granted hereunder may not be assigned, in whole or in part, without the express prior written consent of Grantors.”
     2. Section 3 of the Option Agreement shall be replaced in its entirety as follows:

     “SECTION 3. PURCHASE PRICE AND FORM OF PAYMENT.
A. In the event that TOG exercises the Option hereunder, the total purchase price (“Purchase Price”) for the shares of the Company shall be based on the date of Closing, as follows: if the Closing occurs (i) on or prior to October 31, 2008 the Initial Payment shall be US$32,689,583; (ii) between November 1 and November 30, 2008, the Initial Payment shall be US$32,879,166; and (iii) between December 1 and December 31, 2008, the Initial Payment shall be US$33,068,749. Exercise of the Option shall be subject to the prior receipt by Grantors of the Additional Option Payment which is in addition to the Purchase Price.
B. The Purchase Price shall be payable at Closing.
C. Five percent (5%) of the Purchase Price shall be payable in common shares of TOG (“TOG Shares”) based on Market Price (as hereinafter defined) of the TOG Shares at the time of issuance, provided that TOG has completed its IPO prior to such payment date. For purposes hereof, “Market Price” shall mean the average closing price per share of the TOG Shares on the principal stock exchange on which the TOG Shares are traded, during the five (5) trading days ending on the trading day which is four (4) business days prior to Closing as reported in The Wall Street Journal. In the event that TOG has not completed its IPO prior to such payment date, the applicable payment shall be payable in cash. The cash portion of the Purchase Price shall be paid to Grantors at Closing in immediately available funds by wire transfer to the account designated by Grantors in United States.
D. Taking into account that TOG and its Designee are non-residents in Mexico and have no fixed place of business in Mexico, Grantors shall be solely responsible for any taxes and tax obligations arising in Mexico and elsewhere from the sale of the shares as provided by applicable laws and regulations. Grantors expressly agree with TOG and its Designee to provide to the Company, upon request, notarially certified copies of the tax returns and other evidence of payment of said taxes, within fifteen (15) days following the date(s) on which such taxes are due under applicable law.
E. In order to consummate the transactions contemplated by this Agreement and the Purchase Agreement, TOG and Grantors shall enter into negotiations in good faith to agree upon the most favorable tax structure that is agreeable to both parties and is legal under US and Mexican law. If the parties shall fail to reach agreement based on proposals put forward by Grantors, the cash portion of the Purchase Price shall be increased by US$1,000,000.”
     3. Any and all references to the Second Payment in the Option Agreement shall be deleted.

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     4. Section 4(c) of the Option Agreement is amended to reduce the minimum Working Capital from US$1,500,000 to US$900,000.
     5. The duration of the Option as set forth in Section 7 of the Option Agreement is hereby extended to and shall expire at 9:00 p.m. Eastern time on December 31, 2008.
     6. The changes to Sections 3 and 4 of the Option Agreement shall also be reflected in the Purchase Agreement.
     7. Capitalized terms used, but not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.
     8. Except as modified in this Amendment, the parties hereby affirm all provisions of the Option Agreement and confirm that such Option Agreement is in full force and effect pursuant to the terms therein.
     IN WITNESS WHEREOF, the parties, intending to be additionally bound by the terms and conditions stated herein, have executed this Amendment effective as of the date first set forth above.

“GRANTORS”	“TOG”
“MR. HERRERA”	The O’Gara Group, Inc.
By:	By:
/s/ Enrique Hemero Herrera-Martínez	/s/ Wilfred Theel O’Gara

Mr. Enrique Hemero Herrera-Martínez	Mr. Wilfred Theel O’Gara
“MRS. SUÁREZ”
By:
/s/ Maria de Lourdes Suárez-Peña

Mrs. Maria de Lourdes Suárez-Peña

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Note: The registrant has omitted the following schedules, exhibits and similar attachments to this agreement pursuant to Item 601(b)(2) of Regulation S-K and agrees to furnish supplementally a copy of any omitted schedule, exhibit or similar attachment to the Securities and Exchange Commission upon request.
Exhibit I-C — Restated bylaws of Transportadora de Proteccion y Seguridad, S.A. de C.V. (“TPS”)
Exhibit I-H — Financial Statements for TPS
Exhibit I-I-1 — Historical inventory valuation practices of TPS
Exhibit I-I-2 — Condition of Inventory of TPS
Exhibit I-K-1 — Accounts Receivable of TPS
Exhibit I-K-2 — Collectability of Accounts Receivable of TPS
Exhibit I-L — Undisclosed Liabilities of TPS
Exhibit I-O — Material Adverse Effect of TPS
Exhibit I-Q-1 — Real Property of TPS
Exhibit I-Q-2 — Liens on Real Property of TPS
Exhibit I-S — Condition of Real Property of TPS
Exhibit I-T — Bank Accounts of TPS
Exhibit I-U — Material Contracts of TPS
Exhibit I-V — Permits and Licenses of TPS
Exhibit I-W — Legal Proceedings of TPS
Exhibit I-X — Insurance Policies of TPS
Exhibit I-Y — Intellectual Property of TPS
Exhibit I-Z — Powers of Attorney of TPS
Exhibit I-AA-1 — Employee Compensation of TPS
Exhibit I-AA-2 — Form of Individual Employment Agreement of TPS
Exhibit I-BB — Collective Bargaining Agreements of TPS
Exhibit I-CC — Employee Benefit Plans of TPS
Exhibit II-B — Authority of The O’Gara Group, Inc.
Exhibit II-E-1 — Capitalization of The O’Gara Group, Inc.
Exhibit II-E-2 — Contracts Related to Issuance of Securities of The O’Gara Group, Inc.
Exhibit II-F — Financial Statements of The O’Gara Group, Inc.
Exhibit 2-A — Form of Questionnaire
Exhibit 2-B — Form of Purchase Agreement